Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-48724, 333-05117, 333-05119, 333-74831, 333-40220, 333-44752, 333-88634 and 333-127982) and Form S-3 (File No. 333-125938) of Pacific Capital Bancorp of our reports dated March 13, 2006, with respect to the consolidated financial statements of Pacific Capital Bancorp, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Pacific Capital Bancorp, included in this Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Los Angeles, California

March 15, 2006